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                                                                    Exhibit 10.4

                               AMENDMENT TO LEASE

         This Amendment to Lease ("Amendment") is entered into as of June 16, 1997, by and between ADI COMMUNICATION PARTNERS. L.P., a California limited partnership ("Landlord"), and COMSTREAM CORPORATION, a Delaware corporation ("Tenant"), with reference to that certain Lease dated as of April 23, 1997, by and between Landlord and Tenant ("Lease").

                                    RECITALS

         A. Pursuant to Section 20.25 of the Lease, Tenant is required to deliver to Landlord an Irrevocable Standby Letter of Credit ("LC"), naming Landlord as the payee thereunder, in the amount of One Million Four Hundred Thousand Dollar ($1,400,000) as additional security against an Event of Default under the Lease.

         B. Landlord and Tenant have agreed that additional provisions should be added t the Lease to address certain issues regarding the LC, including, without limitation, how proceeds drawn by Landlord on the LC will be applied.

         NOW, THEREFORE, Landlord and Tenant agree to amend the Lease as follows:


                                    AGREEMENT

         1. AMENDMENT OF LETTER OF CREDIT. Section 20.26 of the Lease is hereby amended to add the following as subsection (d):

         "(d) If (i) the LC is drawn by Landlord because it was not renewed by Tenant in a timely manner as required by subsection (a)(i), above, or
         (ii) the LC is drawn by Landlord because an Event of Default by Tenant occurs under the Lease and, as a result of such an Event of Default, the Lease is terminated, as provided in subsection (a)(ii), above, the amount drawn shall be held by Landlord as security for Tenant's faithful performance of its obligations under this Lease. When such funds are drawn they shall be invested by Landlord in investment grade fixed income securities (e.g. United States government securities) with a maturity of not more than six (6) months, with interest thereon paid as received by Landlord to Tenant. Such funds shall be paid to Landlord only upon a final determination, either by mutual agreement of Landlord and Tenant, or by the judgment of a court of competent jurisdiction, of the amount of monetary damages to which Landlord is entitled as a result of such Event of Default, if any, following an Event of Default by Tenant which results in a termination of the Lease. Any such funds held by Landlord which exceed such amount of monetary damages to which Landlord is determined to be entitled shall be promptly refunded to Tenant."


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         2. RATIFICATION OF LEASE; NO OTHER MODIFICATIONS. Except as expressly amended and modified by this Amendment, Landlord and Tenant hereby ratify and affirm the terms and provisions of the Lease in its entirety. Except as otherwise amended by this Amendment, all other provisions of the Lease are unmodified hereby.

         3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to Lease to be duly executed as of the day and year first above written.


LANDLORD:                                     TENANT:

ADI COMMUNICATION PARTNERS, L.P.              COMSTREAM CORPORATION
a California limited partnership              a Delaware corporation

By:    Allen Development, Inc.                By:   /s/ Vina Saycocie
       a California corporation                     -----------------
       Its General Partner                    Name: Vina Saycocie
                                                    Its:  VP Finance and CFO

       By:    /s/ Steven L. Black
              -------------------------
       Name:  Steven L. Black
              Its:  President




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